News Release

LOCKHEED MARTIN REPORTS THIRD QUARTER 2013 RESULTS

•	Net sales decreased 4 percent to $11.3 billion
•	Net earnings from continuing operations increased 16 percent to $842 million, or $2.57 per diluted share
•	Generated cash from operations of $900 million
•	Generated $15.0 billion of orders and increased backlog to $78.7 billion
•	Increases 2013 outlook and provides trend information for 2014

BETHESDA, Md., Oct. 22, 2013 – Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2013 net sales of $11.3 billion compared to $11.9 billion in the third quarter of 2012. Net earnings from continuing operations in the third quarter of 2013 were $842 million, or $2.57 per diluted share, compared to $727 million, or $2.21 per diluted share, in the third quarter of 2012. Cash from operations in the third quarter of 2013 was $900 million, after pension contributions of $750 million, compared to cash from operations of $1.6 billion in the third quarter of 2012.

Third quarter 2013 net earnings included a non-cash FAS/CAS pension expense of $121 million, which reduced net earnings from continuing operations by $75 million, or $0.23 per diluted share, compared to a third quarter 2012 non-cash FAS/CAS pension expense of $207 million, which reduced net earnings from continuing operations by $128 million, or $0.39 per diluted share. The third quarter of 2012 also included a special charge of $23 million, which reduced net earnings from continuing operations by $15 million, or $0.05 per diluted share, related to workforce reductions at the Corporation’s former Electronic Systems business segment.

“With strong third quarter performance across our business, we were able to increase net earnings, grow our backlog, generate strong cash from operations and return value to our stockholders,” said Lockheed Martin Chief Executive Officer and President Marillyn Hewson. “Despite the uncertainty surrounding our industry, our employees remain focused on performing with excellence and delivering affordable and effective solutions for our customers.”

1

Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP):

(in millions, except per share data)	Quarters Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Net sales	$11,347	$11,869	$33,825	$35,083

Business segment operating profit	$1,455	$1,434	$4,331	$4,244
Unallocated expenses, net[1]	(201)	(274)	(630)	(848)
Special item – severance charges[2]	—	(23)	(30)	(23)
Consolidated operating profit	$1,254	$1,137	$3,671	$3,373

Net earnings from
Continuing operations	$842	$727	$2,462	$2,176
Discontinued operations[3]	31	—	31	—
Net earnings	$873	$727	$2,493	$2,176

Diluted earnings per share from
Continuing operations	$2.57	$2.21	$7.54	$6.62
Discontinued operations[3]	0.09	—	0.09	—
Diluted earnings per share	$2.66	$2.21	$7.63	$6.62

Cash from operations[4]	$900	$1,573	$3,608	$2,876

[1] Unallocated expenses, net includes the non-cash FAS/CAS pension adjustment, which represents the difference between pension expense calculated in accordance with GAAP and pension costs calculated and funded in accordance with U.S. Government Cost Accounting Standards (CAS).

[2] Severance charges during the first nine months of 2013 consisted of amounts, net of state tax benefits, associated with the elimination of certain positions at the Corporation’s Information Systems & Global Solutions business segment during the first quarter of 2013. Severance charges during 2012 consisted of amounts, net of state tax benefits, associated with the elimination of certain positions at the Corporation’s former Electronic Systems business segment. Severance charges for initiatives that are not significant are included in business segment operating profit.

[3] Discontinued operations for the quarter and nine months ended September 29, 2013 include a benefit resulting from the resolution of certain tax matters related to a business previously sold.

[4] The Corporation made contributions to its pension trust of $750 million and $1.5 billion during the third quarter and first nine months of 2013, respectively, compared to none and $1.1 billion during the third quarter and first nine months of 2012, respectively.

2

2013 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, joint ventures, changes in tax laws, restructuring activities (including special items), or a prolonged U.S. Government shutdown until such transactions have been consummated or enacted. Refer to the “Forward-Looking Statements” section contained in this press release.

(in millions, except per share data)	Current Update	July 2013

Net sales	~$45,000	$44,500 - $46,000

Business segment operating profit	$5,525 - $5,675	$5,400 - $5,550
Unallocated expenses, net[1]	~(900)	~(850)
Consolidated operating profit	$4,625 - $4,775	$4,550 - $4,700

Diluted earnings per share	$9.40 - $9.70	$9.20 - $9.50

Cash from operations	≥ $4,300	≥ $4,200

[1] Unallocated expenses, net includes non-cash FAS/CAS pension expense of ($485) million, which was calculated using a 4.0 percent discount rate, an expected long-term rate of return on plan assets of 8.0 percent, and cash contributions of $1.5 billion in 2013. The Corporation also anticipates recovering about $1.5 billion as CAS costs in 2013. Consistent with prior years, the Corporation will consider options for further contributions to the plans in the remainder of the year.

2014 Financial Trends

The Corporation expects 2014 net sales will decline slightly from 2013 levels and that business segment operating margin will remain above 11.5 percent.  The Corporation’s preliminary outlook for 2014 assumes all impacts known to us associated with sequestration, the U.S. Government continues to support and fund the Corporation's key programs, and Congress approves budget legislation for government fiscal year (GFY) 2014 on a timely basis. Changes in circumstances may require the Corporation to revise its assumptions, which could materially reduce the Corporation’s 2014 net sales and earnings trends discussed above.

The potential collateral effects of U.S. Government spending reductions such as significant rescheduling or termination activity with the Corporation’s supplier base, contractual actions (including partial or complete terminations), severance payments made to the Corporation’s employees, expenses for facilities closures, and impairment of assets (including goodwill) are not included in the estimate.

The Corporation expects 2014 non-cash FAS/CAS pension income will be approximately $150 million assuming a 4.75% discount rate at year-end, pension funding of $1.0 billion in 2014, among other assumptions. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $135 million to the 2014 non-cash FAS/CAS pension income estimate.

3

Cash Deployment Activities

The Corporation deployed cash for the third quarter and first nine months of 2013 by:

•	making contributions to its pension trust of $750 million and $1.5 billion during the third quarter and first nine months of 2013, respectively, compared to none and $1.1 billion during the third quarter and first nine months of 2012, respectively;
•	repurchasing 4.9 million shares for $607 million and 14.5 million shares for $1.5 billion during the third quarter and first nine months of 2013, respectively, compared to 3.2 million shares for $285 million and 8.1 million shares for $708 million during the third quarter and first nine months of 2012, respectively;
•	paying cash dividends of $370 million and $1.1 billion during third quarter and first nine months of 2013, respectively, compared to $326 million and $979 million during the third quarter and first nine months of 2012, respectively; and
•	making capital expenditures of $209 million and $491 million during the third quarter and first nine months of 2013, respectively, compared to $208 million and $514 million during the third quarter and first nine months of 2012, respectively.

On Sept. 26, 2013, the Corporation’s Board of Directors approved a $3.0 billion increase to its share repurchase program. The Corporation had total remaining authorization of $3.8 billion for future common share repurchases under its program as of Sept. 29, 2013.

On Sept. 26, 2013, the Corporation increased its quarterly dividend 16 percent, or $0.18 per share, to $1.33 per share beginning with the payment on Dec. 27, 2013 to the stockholders of record as of the close of business on Dec. 2, 2013.

4

Segment Results

The Corporation operates in five business segments: Aeronautics; Information Systems & Global Solutions (IS&GS); Missiles and Fire Control (MFC); Mission Systems and Training (MST); and Space Systems.

Operating profit for the business segments includes the Corporation’s share of earnings or losses from equity method investees because the operating activities of the equity method investees are closely aligned with the operations of those business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity investment.

In the discussion of comparative segment results, changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in segment operating profit based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s sales, segment operating profit, and segment operating margins may be impacted by changes in estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the estimated profit booking rates, typically referred to as risk retirements, usually relate to revisions in the total estimated costs at completion that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated costs at completion and a reduction of the estimated profit booking rate. Increases or decreases in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and segment operating margins may also be impacted, favorably or unfavorably, by other matters such as the resolution of contractual matters, reserves for disputes, asset impairments, and insurance recoveries, among others. Segment operating profit and items such as risk retirements, reductions of profit booking rates, or other matters are presented net of state income taxes.

5

The following table presents summary operating results of the five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Net sales
Aeronautics	$3,632	$3,698	$10,225	$10,812
Information Systems & Global Solutions	2,059	2,292	6,266	6,645
Missiles and Fire Control	2,003	1,951	6,034	5,560
Mission Systems and Training	1,698	1,862	5,298	5,719
Space Systems	1,955	2,066	6,002	6,347
Total net sales	$11,347	$11,869	$33,825	$35,083

Operating profit
Aeronautics	$412	$415	$1,198	$1,254
Information Systems & Global Solutions	187	209	570	605
Missiles and Fire Control	356	300	1,081	984
Mission Systems and Training	216	198	692	550
Space Systems	284	312	790	851
Total business segment operating profit	1,455	1,434	4,331	4,244
Unallocated expenses, net	(201)	(274)	(630)	(848)
Special item – severance charges	—	(23)	(30)	(23)
Total consolidated operating profit	$1,254	$1,137	$3,671	$3,373

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 35 percent and 36 percent of total segment operating profit in the third quarter and first nine months of 2013, respectively, compared to approximately 30 percent and 36 percent of total segment operating profit in the third quarter and first nine months of 2012, respectively.

6

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Net sales	$3,632	$3,698	$10,225	$10,812
Operating profit	$412	$415	$1,198	$1,254
Operating margins	11.3%	11.2%	11.7%	11.6%

Aeronautics’ net sales for the third quarter of 2013 decreased $66 million, or 2 percent, compared to the same period in 2012. Net sales decreased by approximately $105 million for the F-16 program due to fewer aircraft deliveries (two F-16 aircraft delivered during the third quarter of 2013 compared to six during the same 2012 period) and lower sustainment activity partially offset by aircraft configuration mix; about $50 million for the F-22 program due to decreased volume; and approximately $30 million for various other Aeronautics programs due to decreased volume. The decreases were partially offset by higher net sales of about $55 million for the C-5 program due primarily to increased modernization activities; approximately $40 million for F-35 production contracts due to higher volume and risk retirements; and about $20 million for the C-130 program due to aircraft configuration mix. Sales volume for the F-35 development contract for the third quarter of 2013 was comparable to the same period in 2012.

Aeronautics’ operating profit for the third quarter of 2013 was comparable to the same period in 2012. Operating profit decreased by about $35 million for the C-5 program due to the inception-to-date effect of reducing the profit booking rate during the third quarter of 2013; and approximately $20 million for the F-16 program due to fewer aircraft deliveries and lower risk retirements. The decreases were offset by higher operating profit of approximately $45 million for F-35 production contracts due to increased production volume and higher risk retirements; and about $10 million for various other Aeronautics programs due to higher risk retirements offsetting the impact of net decreased volume. Operating profit for the third quarter of 2013 was comparable to the same period in 2012 for the C-130 program as the increase in sales was offset by lower risk retirements. Operating profit for the third quarter of 2013 was comparable to the same period in 2012 for the F-22 program and the F-35 development contract. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $40 million lower for the third quarter of 2013 compared to the same period in 2012.

Aeronautics’ net sales for the first nine months of 2013 decreased $587 million, or 5 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $475 million for the F-16 program due to fewer aircraft deliveries (nine F-16 aircraft delivered during the first nine months of 2013 compared to 29 during the same 2012 period) partially offset by aircraft configuration mix; about $190 million for the C-130 program as a result of fewer aircraft deliveries (19 C-130J aircraft delivered during the first nine months of 2013 compared to 25 during the same 2012 period) partially offset by higher sustainment activities; approximately $160 million for the F-22 program, which includes approximately $110 million due to decreased production volume as final aircraft deliveries were completed during the second quarter of 2012 and $50 million from the favorable resolution of a contractual matter during the second quarter of 2012; and approximately $155 million for various other Aeronautics programs due to decreased volume. The decreases were partially offset by higher net sales of approximately $165 million for F-35 production contracts due to higher risk retirements and increased production volume; about $125 million for the F-35 development contract due to increased volume; and about $100 million for the C-5 program due to increased modernization activities.

7

Aeronautics’ operating profit for the first nine months of 2013 decreased $56 million, or 4 percent, compared to the same period in 2012. The decrease was primarily attributable to lower operating profit of approximately $65 million for the F-22 program, which includes approximately $50 million for the favorable resolution of a contractual matter during the second quarter of 2012 and about $15 million due to decreased risk retirements and production volume; about $60 million for the C-5 program due to the inception-to-date effect of reducing the profit booking rate and lower risk retirements; about $40 million for the C-130 program due to lower risk retirements and fewer aircraft deliveries partially offset by higher sustainment activities; and approximately $25 million for the F-16 program due to fewer aircraft deliveries partially offset by increased risk retirements, increased sustainment activities and aircraft configuration mix. The decreases were partially offset by higher operating profit of approximately $110 million for F-35 production contracts due to increased production volume and higher risk retirements; and about $20 million for various Aeronautics programs due to net higher risk retirements offsetting the impact of lower volume. Operating profit for the F-35 development contract for the first nine months of 2013 was comparable to the same period in 2012 and included adjustments of approximately $85 million to reflect the inception-to-date impacts of the downward revisions to the profit booking rate in both the first nine months of 2013 and the first nine months of 2012. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $60 million lower for the first nine months of 2013 compared to the same period in 2012.

Information Systems & Global Solutions

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Net sales	$2,059	$2,292	$6,266	$6,645
Operating profit	$187	$209	$570	$605
Operating margins	9.1%	9.1%	9.1%	9.1%

IS&GS’ net sales decreased $233 million, or 10 percent, for the third quarter and $379 million, or 6 percent, for the first nine months of 2013 compared to the same periods in 2012. The decreases in both periods were attributable to lower net sales of approximately $245 million for the third quarter and about $420 million for the first nine months of 2013 due to decreased volume for various programs (primarily command and control programs, Next Generation Identification, and En Route Automation programs); and about $50 million for the third quarter and approximately $170 million for the first nine months of 2013 due to the completion of certain programs (such as the Transportation Worker Identification Credential and the Outsourcing Desktop Initiative for NASA). The decreases were partially offset by higher net sales of approximately $60 million for the third quarter and approximately $210 million for the first nine months of 2013 from the start-up of certain programs (such as the Defense Information Systems Agency – Global Information Grid Services Management-Operations and the National Science Foundation Antarctic Support).

8

IS&GS’ operating profit decreased $22 million, or 11 percent, for the third quarter and $35 million, or 6 percent, for the first nine months of 2013 compared to the same periods in 2012. The decreases in operating profit during the third quarter and first nine months of 2013 compared to the same periods in 2012 were primarily attributable to lower net sales, partially offset by increased risk retirements on various programs nearing the end of their lifecycles. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $20 million higher for the third quarter and comparable for the first nine months of 2013 compared to the same periods in 2012.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Net sales	$2,003	$1,951	$6,034	$5,560
Operating profit	$356	$300	$1,081	$984
Operating margins	17.8%	15.4%	17.9%	17.7%

MFC’s net sales for the third quarter of 2013 increased $52 million, or 3 percent, compared to the same period in 2012. The increase was attributable to higher net sales of approximately $120 million for air and missile defense programs (primarily Terminal High Altitude Area Defense (THAAD) and Patriot Advanced Capability-3 (PAC-3)) due to increased volume. The increases were partially offset by lower net sales of about $50 million for technical services programs due to decreased volume; and approximately $20 million for various programs due to lower volume.

MFC’s operating profit for the third quarter of 2013 increased $56 million, or 19 percent, compared to the same period in 2012. The increase was primarily attributable to higher operating profit of approximately $20 million for air and missile defense programs (primarily PAC-3) due to increased risk retirements and volume; about $20 million for fire control systems programs (primarily Sniper® and LANTIRN®) due to increased risk retirements; and approximately $15 million for various other programs due to increased risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $30 million higher for the third quarter of 2013 compared to the same period in 2012.

MFC’s net sales for the first nine months of 2013 increased $474 million, or 9 percent, compared to the same period in 2012. The increase was primarily attributable to higher net sales of approximately $420 million for air and missile defense programs (primarily PAC-3 and THAAD) due to increased volume; about $130 million for tactical missile programs (primarily Joint Air-to-Surface Standoff Missile (JASSM)) due to increased volume; and approximately $40 million for fire control programs (primarily Sniper®, LANTIRN® and Special Operations Forces Contractor Logistics Support Services (SOF CLSS)) due to increased volume. The increases were partially offset by lower net sales of about $115 million for various services programs due to decreased volume.

9

MFC’s operating profit for the first nine months of 2013 increased $97 million, or 10 percent, compared to the same period in 2012. The increase was primarily attributable to higher operating profit of approximately $65 million for air and missile defense programs (primarily THAAD and PAC-3) due to increased volume and risk retirements; about $45 million for fire control systems programs (primarily Sniper®, LANTIRN®, Apache and SOF CLSS) due to increased risk retirements and volume; and approximately $30 million for various tactical missile programs due to increased volume during the first nine months of 2013. The increases were partially offset by lower operating profit of about $45 million for the favorable resolution of contractual matters recorded during the second quarter of 2012. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $15 million higher for the first nine months of 2013 compared to the same period in 2012.

Mission Systems and Training

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Net sales	$1,698	$1,862	$5,298	$5,719
Operating profit	$216	$198	$692	$550
Operating margins	12.7%	10.6%	13.1%	9.6%

MST’s net sales for the third quarter of 2013 decreased $164 million, or 9 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of $80 million for integrated warfare systems and sensors programs (primarily Aegis and Halifax class modernization) due to decreased volume; about $50 million for various ship and aviation systems programs (primarily MH-60 and Persistent Threat Detection System (PTDS)) due to decreased volume; approximately $40 million for undersea systems programs due to decreased volume; and approximately $40 million for various training and logistics programs due to decreased volume and lower risk retirements. The decreases were partially offset by higher net sales of about $45 million for the Littoral Combat Ship (LCS) program due to increased volume.

MST’s operating profit for the third quarter of 2013 increased $18 million, or 9 percent, compared to the same period in 2012. The increase was attributable to higher operating profit of approximately $35 million related to integrated warfare systems and sensors programs (primarily radar programs) due to increased risk retirements; and about $15 million for various other programs due to increased risk retirements. The increases were partially offset by lower operating profit of about $30 million for various training and logistics programs due to reduced volume and lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $30 million higher for the third quarter of 2013 compared to the same period in 2012.

MST’s net sales for the first nine months of 2013 decreased $421 million, or 7 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $300 million for various ship and aviation systems programs due to lower volume and risk retirements (primarily PTDS as final surveillance system deliveries occurred during the second quarter of 2012); and about $230 million for various integrated warfare systems and sensors programs due to lower volume. The decreases were partially offset by higher net sales of about $140 million for the LCS program due to increased volume.

10

MST’s operating profit for the first nine months of 2013 increased $142 million, or 26 percent, compared to the same period in 2012. The increase was primarily attributable to higher operating profit of approximately $70 million for various integrated warfare systems and sensors programs due to increased risk retirements offsetting the impact of lower volume; approximately $75 million related to settlement of contract cost matters on certain programs (including a portion of the terminated presidential helicopter program); approximately $20 million for undersea systems programs due to increased risk retirements; and about $20 million for various other programs due to increased volume. The increases were partially offset by lower operating profit of about $45 million for various ship and aviation systems programs (primarily PTDS and Vertical Launch System) due to lower risk retirements and volume. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $130 million higher for the first nine months of 2013 compared to the same period in 2012.

Space Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
Net sales	$1,955	$2,066	$6,002	$6,347
Operating profit	$284	$312	$790	$851
Operating margins	14.5%	15.1%	13.2%	13.4%

Space Systems’ net sales decreased $111 million, or 5 percent, for the third quarter of 2013 compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $75 million for the Orion Multi-Purpose Crew Vehicle (Orion) program due to lower volume; and about $25 million for government satellite programs due to net lower volume. The decrease in net sales within government satellite programs was primarily attributable to lower volume of about $135 million (primarily Space Based Infrared System (SBIRS), Mobile User Objective System (MUOS), and Global Positioning System III (GPS III)), partially offset by an increase of approximately $110 million for the Advanced Extremely High Frequency (AEHF) program due to higher volume and risk retirements.

Space Systems’ operating profit decreased $28 million, or 9 percent, for the third quarter of 2013 compared to the same period in 2012. The decrease was attributable to lower equity earnings for joint ventures of approximately $60 million, at United Space Alliance (USA) due to the resolution of contract cost matters associated with the wind-down of the joint venture during the third quarter of 2012 and at ULA due to lower launch-related activities. The decreases were partially offset by higher operating profit of approximately $25 million for government satellite programs (primarily AEHF and SBIRS) due to increased risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters were approximately $40 million higher for the third quarter compared to the same period in 2012.

Space Systems’ net sales for the first nine months of 2013 decreased $345 million, or 5 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $315 million for commercial satellite programs due to fewer deliveries (none delivered during the first nine months of 2013 compared to two during the same 2012 period); and about $210 million for the Orion program due to lower volume and risk retirements. The decreases were partially offset by higher net sales of about $115 million for government satellite programs (approximately $220 million for the AEHF program due to increased volume and risk retirements partially offset by a decline of about $100 million for the MUOS program due to decreased volume); and about $70 million for strategic and defensive missile programs (primarily Fleet Ballistic Missile (FBM)) due to increased volume and risk retirements.

11

Space Systems’ operating profit for the first nine months of 2013 decreased $61 million, or 7 percent, compared to the same period in 2012. The decrease was primarily attributable to lower operating profit of about $40 million for the Orion program due to decreased risk retirements and volume; about $25 million for various government satellite programs (including MUOS and GPS III) due to decreased risk retirements; and approximately $20 million for commercial satellite programs due to fewer deliveries. The decreases were partially offset by higher operating profit of about $25 million for strategic and defensive missile programs (primarily FBM) due to increased risk retirements and volume. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $35 million lower for the first nine months of 2013 compared to the same period in 2012.

Total equity earnings recognized by Space Systems (primarily ULA in 2013) represented approximately $70 million, or 25 percent, and approximately $210 million, or 27 percent, of this business segment’s operating profit for the third quarter and first nine months of 2013, respectively, compared to approximately $130 million, or 42 percent, and approximately $205 million, or 24 percent, of this business segment’s operating profit for the third quarter and first nine months of 2012, respectively.

12

Income Taxes

The Corporation’s effective income tax rates were 28.2 percent and 27.8 percent for the third quarter and first nine months of 2013, respectively, and 30.5 percent and 30.1 percent for the third quarter and first nine months of 2012. The rates for all periods benefited from tax deductions for U.S. manufacturing activities and tax deductions for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature.

The effective tax rate for the third quarter and first nine months of 2013 also benefited from U.S. research and development (R&D) tax credits. On Jan. 2, 2013, the President signed into law the American Taxpayer Relief Act of 2012, which retroactively reinstated the R&D tax credit for two years, from Jan. 1, 2012 through Dec. 31, 2013. As the effects of tax law changes are recognized in the period in which new legislation is enacted, $37 million ($0.11 per diluted share) of tax benefit attributable to 2012 was recorded during the first quarter of 2013. In addition, comparable amounts of ongoing tax benefits from the R&D credit attributable to 2013 are being recognized ratably over each quarter of 2013. Since the Corporation will record two years of R&D credit in 2013, the Corporation expects its 2014 effective tax rate to increase whether or not the R&D credit is effective for 2014.

About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 116,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems, products, and services. The Corporation’s net sales for 2012 were $47.2 billion.

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NEWS MEDIA CONTACT:	Gordon Johndroe, 301/897-6357
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. ET on Oct. 22, 2013. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s web site at: www.lockheedmartin.com/investor.

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Forward-Looking Statements

This press release contains statements which, to the extent that they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions.  The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results may differ materially due to factors such as:

•	the availability of funding for the Corporation’s products and services both domestically and internationally due to general economic conditions, performance, cost, or other factors;
•	changes in domestic and international customer priorities and requirements (including declining budgets resulting from general economic conditions; affordability initiatives; the potential for deferral or termination of awards; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration; U.S. Government operations under a continuing resolution; any future shutdown of U.S. Government operations; or any failure to raise the debt ceiling);
•	quantity revisions to the F-35 program;
•	the accuracy of the Corporation’s estimates and assumptions including those as to schedule, cost, technical, and performance issues under its contracts, cash flow, actual returns (or losses) on pension plan assets, movements in interest rates, and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, stock option exercises, or debt levels);
•	difficulties in developing and producing operationally advanced technology systems, cyber security, other security threats, information technology failures, natural disasters, public health crises or other disruptions;
•	the timing and customer acceptance of product deliveries;
•	materials availability and the performance of key suppliers, teammates, joint venture partners, subcontractors, and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards (including costs associated with sequestration or other budgetary cuts to replace sequestration, such as severance payments made to employees, facility closure expenses, and costs related to any future U.S. Government shutdown), export policy, changes in contracting policy and contract mix;
•	the future impact of acquisitions or divestitures, joint ventures, teaming arrangements, or internal reorganizations;
•	compliance with laws and regulations, the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts), and U.S. Government identification of deficiencies in the Corporation’s business systems;
•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;

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•	the ability to attract and retain key personnel and suppliers (including the potential for disruption associated with sequestration or related to any future U.S. Government shutdown) and to provide for the orderly transition of management as the Corporation reduces the size of its workforce; and
•	economic, business, and political conditions domestically and internationally and the Corporation’s increased reliance on securing international and adjacent business.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2012. This may be accessed through the Investor Relations page of the Corporation’s website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, the forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this press release speak only as of the date of its filing. The Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this press release to reflect subsequent events that have occurred, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

15

Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012

Net sales	$11,347	$11,869	$33,825	$35,083
Cost of sales	(10,163)	(10,849)	(30,376)	(31,882)
Gross profit	1,184	1,020	3,449	3,201
Other income, net	70	117	222	172
Operating profit	1,254	1,137	3,671	3,373
Interest expense	(84)	(97)	(264)	(289)
Other non-operating income, net	3	6	2	30
Earnings from continuing operations before income taxes	1,173	1,046	3,409	3,114
Income tax expense	(331)	(319)	(947)	(938)
Net earnings from continuing operations	842	727	2,462	2,176
Net earnings from discontinued operations[2]	31	-	31	-
Net earnings	$873	$727	$2,493	$2,176

Effective tax rate	28.2%	30.5%	27.8%	30.1%

Earnings per common share
Basic
Continuing operations	$2.62	$2.25	$7.66	$6.72
Discontinued operations	0.10	-	0.10	-
Basic earnings per common share	$2.72	$2.25	$7.76	$6.72

Diluted
Continuing operations	$2.57	$2.21	$7.54	$6.62
Discontinued operations	0.09	-	0.09	-
Diluted earnings per common share	$2.66	$2.21	$7.63	$6.62

Weighted average shares outstanding
Basic	321.3	323.5	321.3	324.0
Diluted	327.5	328.3	326.6	328.6

Common shares reported in stockholders' equity at end of period			318	321

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 29 for the third quarter of 2013 and Sept. 30 for the third quarter of 2012. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

[2]	Discontinued operations for the quarter and nine months ended September 29, 2013 include a benefit resulting from the resolution of certain tax matters related to a business previously sold.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	% Change	Sept. 29, 2013	Sept. 30, 2012	% Change
Net sales
Aeronautics	$3,632	$3,698	(2)%	$10,225	$10,812	(5)%
Information Systems & Global Solutions	2,059	2,292	(10)%	6,266	6,645	(6)%
Missiles and Fire Control	2,003	1,951	3%	6,034	5,560	9%
Mission Systems and Training	1,698	1,862	(9)%	5,298	5,719	(7)%
Space Systems	1,955	2,066	(5)%	6,002	6,347	(5)%
Total net sales	$11,347	$11,869	(4)%	$33,825	$35,083	(4)%

Operating profit
Aeronautics	$412	$415	(1)%	$1,198	$1,254	(4)%
Information Systems & Global Solutions	187	209	(11)%	570	605	(6)%
Missiles and Fire Control	356	300	19%	1,081	984	10%
Mission Systems and Training	216	198	9%	692	550	26%
Space Systems	284	312	(9)%	790	851	(7)%
Total business segment operating profit	1,455	1,434	1%	4,331	4,244	2%
Unallocated expenses, net
Non-cash FAS/CAS pension adjustment
FAS pension expense	(487)	(485)		(1,461)	(1,456)
Less: CAS expense	366	278		1,099	834
Non-cash FAS/CAS pension expense	(121)	(207)		(362)	(622)
Special item - severance charges[1]	-	(23)		(30)	(23)
Stock-based compensation	(38)	(42)		(150)	(129)
Other, net	(42)	(25)		(118)	(97)
Total unallocated expenses, net	(201)	(297)	(32)%	(660)	(871)	(24)%
Total consolidated operating profit	$1,254	$1,137	10%	$3,671	$3,373	9%

Operating margins
Aeronautics	11.3%	11.2%		11.7%	11.6%
Information Systems & Global Solutions	9.1%	9.1%		9.1%	9.1%
Missiles and Fire Control	17.8%	15.4%		17.9%	17.7%
Mission Systems and Training	12.7%	10.6%		13.1%	9.6%
Space Systems	14.5%	15.1%		13.2%	13.4%
Total business segment operating margins	12.8%	12.1%		12.8%	12.1%

Total consolidated operating margins	11.1%	9.6%		10.9%	9.6%

[1]	Severance charges during the first nine months of 2013 consisted of amounts, net of state tax benefits, associated with the elimination of certain positions at the Corporation's Information Systems & Global Solutions business segment during the first quarter of 2013. Severance charges during 2012 consisted of amounts, net of state tax benefits, associated with the elimination of certain positions at the Corporation's former Electronic Systems business segment. Severance charges for initiatives that are not significant are included in business segment operating profit.

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Lockheed Martin Corporation

Consolidated Balance Sheets

(in millions, except par value)

	Sept. 29, 2013	Dec. 31, 2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,661	$1,898
Receivables, net	6,919	6,563
Inventories, net	2,920	2,937
Deferred income taxes	1,167	1,269
Other current assets	452	1,188
Total current assets	14,119	13,855

Property, plant, and equipment, net	4,598	4,675
Goodwill	10,534	10,370
Deferred income taxes	4,657	4,809
Other noncurrent assets	4,999	4,948
Total assets	$38,907	$38,657

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,928	$2,038
Customer advances and amounts in excess of costs incurred	6,350	6,503
Salaries, benefits, and payroll taxes	1,737	1,649
Current portion of long-term debt	-	150
Other current liabilities	2,278	1,815
Total current liabilities	12,293	12,155

Accrued pension liabilities	14,135	15,278
Other postretirement benefit liabilities	1,219	1,220
Long-term debt, net	6,156	6,158
Other noncurrent liabilities	3,827	3,807
Total liabilities	37,630	38,618

Stockholders' equity
Common stock, $1 par value per share	318	321
Additional paid-in capital	-	-
Retained earnings	13,694	13,211
Accumulated other comprehensive loss	(12,735)	(13,493)
Total stockholders' equity	1,277	39
Total liabilities and stockholders' equity	$38,907	$38,657

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Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012

Operating activities
Net earnings	$2,493	$2,176
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	704	711
Stock-based compensation	150	129
Special item - severance charges	30	23
Changes in operating assets and liabilities:
Receivables, net	(310)	(365)
Inventories, net	18	(387)
Accounts payable	(119)	(86)
Customer advances and amounts in excess of costs incurred	(157)	(3)
Postretirement benefit plans	(20)	329
Income taxes	690	48
Other, net	129	301
Net cash provided by operating activities[1]	3,608	2,876

Investing activities
Capital expenditures	(491)	(514)
Acquisitions of businesses and investments in affiliates	(266)	(29)
Other, net	(27)	16
Net cash used for investing activities	(784)	(527)

Financing activities
Repurchases of common stock[2]	(1,533)	(708)
Proceeds from stock option exercises	749	337
Dividends paid	(1,112)	(979)
Repayments of long-term debt	(150)	-
Other, net	(15)	71
Net cash used for financing activities	(2,061)	(1,279)

Net change in cash and cash equivalents	763	1,070
Cash and cash equivalents at beginning of period	1,898	3,582
Cash and cash equivalents at end of period	$2,661	$4,652

[1]	The Corporation made contributions to its pension trust of $750 million and $1.5 billion during the third quarter and first nine months of 2013, respectively, compared to none and $1.1 billion during the third quarter and first nine months of 2012, respectively.

[2]	During the first nine months of 2013, the Corporation paid $1.5 billion to repurchase 14.5 million shares of its common stock. The Corporation reduced stockholders' equity by $1.6 billion, which represents the 14.7 million shares of common stock repurchases the Corporation committed to during the first nine months of 2013, a portion of which settled in cash during the fourth quarter of 2013.

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Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2012	$321	$-	$13,211	$(13,493)	$39
Net earnings	-	-	2,493	-	2,493
Other comprehensive income, net of tax [1]	-	-	-	758	758
Repurchases of common stock [2]	(15)	(1,097)	(451)	-	(1,563)
Dividends declared [3]	-	-	(1,559)	-	(1,559)
Stock-based awards and ESOP activity	12	1,097	-	-	1,109
Balance at Sept. 29, 2013	$318	$-	$13,694	$(12,735)	$1,277

[1]	Primarily represents the reclassification adjustment for the recognition of previously deferred amounts related to postretirement benefit plans of $761 million.

[2]	The Corporation reduced stockholders’ equity by $1.6 billion, which represents the 14.7 million shares of common stock repurchases the Corporation committed to during the first nine months of 2013. On Sept. 26, 2013, the Corporation’s Board of Directors approved a $3.0 billion increase to its share repurchase program. The Corporation had total remaining authorization of $3.8 billion for future common share repurchases under its program as of Sept. 29, 2013.

[3]	Includes dividends of $1.15 per share declared during each of the first, second, and third quarters of 2013. Additionally, includes dividends of $1.33 per share declared in the third quarter of 2013 and payable in the fourth quarter of 2013.

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Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Sept. 29, 2013	Dec. 31, 2012
Aeronautics	29,200	30,100
Information Systems & Global Solutions	7,700	8,700
Missiles and Fire Control	14,100	14,700
Mission Systems and Training	10,500	10,700
Space Systems	17,200	18,100
Total backlog	$78,700	$82,300

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
F-16	2	6	9	29
F-22	-	-	-	8
F-35	10	12	22	17
C-130J	8	8	19	25
C-5M	1	1	2	2

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